FIRSTSERVICE CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

Year ended
December 31, 2010

FIRSTSERVICE CORPORATION

MANAGEMENT’S REPORT
MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate.  The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit Committee consisting of four independent directors.  The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent auditors of the Company by the shareholders.  Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company.  Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded ten individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2010.   The total assets and total revenues of the ten individually insignificant entities represent 7.5% and 2.1%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2010.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2010, based on the criteria set forth in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2010, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2010, has been audited by PricewaterhouseCoopers LLP, the Company’s independent auditors as stated in their report which appears herein.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer
February 25, 2011

REPORT OF INDEPNEDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of FirstService Corporation

We have audited the accompanying consolidated balance sheets of FirstService Corporation as of December 31, 2010 and 2009, and the related consolidated statements of earnings (loss), shareholders’ equity and cash flows for the years ended December 31, 2010 and 2009, and the nine-month period ended December 31, 2008. We also have audited FirstService Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded ten entities acquired by the Company from its assessment of internal control over financial reporting as at December 31, 2010 because these entities were acquired by the Company in purchase business combinations during the year ended December 31, 2010.  The total assets and total revenues of these majority owned entities represent 7.5% and 2.1%, respectively, of the related consolidated financial statement amounts including discontinued operations as at and for the year ended December 31, 2010.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstService Corporation as at December 31, 2010 and 2009, and the results of its operations and cash flows for the years ended December 31, 2010 and 2009, and the nine-month period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, FirstService Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Notes 2 and 13 of the Consolidated Financial Statements, the Company changed the manner in which it accounts for noncontrolling interests on January 1, 2009, due to the adoption of Accounting Standards Codification 810-10 (formerly FAS 160: Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51).

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
February 25, 2011

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in thousands of US dollars, except per share amounts)

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Revenues	$1,986,271	$1,703,222	$1,322,680

Cost of revenues (exclusive of depreciation and
amortization shown below)	1,221,323	1,062,406	801,421
Selling, general and administrative expenses	620,401	526,669	406,383
Depreciation	28,280	26,833	18,814
Amortization of intangible assets	19,606	19,550	12,932
Goodwill impairment charge (note 11)	-	29,583	-
Acquisition-related items (note 5)	(871)	-	-
Operating earnings	97,532	38,181	83,130

Interest expense	18,347	13,923	11,107
Interest income	(950)	(1,417)	(2,855)
Other expense (income), net (note 6)	3,007	(1,624)	3,293
(Gain) loss on available-for-sale securities (note 6)	-	(4,488)	14,680
Earnings before income tax	77,128	31,787	56,905
Income tax (note 16)	29,228	39,066	30,878
Net earnings (loss) from continuing operations	47,900	(7,279)	26,027

Net (loss) earnings from discontinued operations, net of
income tax (note 4)	-	(576)	48,840
Net earnings (loss)	47,900	(7,855)	74,867

Non-controlling interest share of earnings (note 13)	15,420	4,397	12,831
Non-controlling interest redemption increment (note 13)	18,916	32,602	(25,161)
Net earnings (loss) attributable to Company (note 17)	13,564	(44,854)	87,197
Preferred share dividends	10,101	10,101	7,760

Net earnings (loss) attributable to common shareholders	$3,463	$(54,955)	$79,437

Net earnings (loss) per common share (note 18)
Basic
Continuing operations	$0.12	$(1.85)	$0.12
Discontinued operations	-	(0.02)	1.71
	$0.12	$(1.87)	$1.83

Diluted
Continuing operations	$0.11	$(1.85)	$0.11
Discontinued operations	-	(0.02)	1.70
	$0.11	$(1.87)	$1.81
The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$100,359	$99,778
Restricted cash	4,337	5,039
Accounts receivable, net of allowance of $18,752 (December 31, 2009
- $18,307 )	262,654	214,285
Income tax recoverable	7,211	14,453
Inventories (note 7)	9,140	9,458
Prepaid expenses and other current assets	23,036	23,480
Deferred income tax (note 16)	12,893	15,800
	419,630	382,293

Other receivables	8,452	6,269
Other assets (note 8)	19,352	28,058
Fixed assets (note 9)	86,134	75,939
Deferred income tax (note 16)	22,922	12,152
Intangible assets (note 10)	193,194	164,592
Goodwill (note 11)	379,857	340,227
	709,911	627,237
	$1,129,541	$1,009,530

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$72,263	$61,788
Accrued liabilities (note 7)	273,894	207,880
Income tax payable	3,261	7,665
Unearned revenues	22,143	21,343
Long-term debt - current (note 12)	39,249	22,347
Deferred income tax (note 16)	1,094	-
	411,904	321,023

Long-term debt - non-current (note 12)	201,491	213,647
Convertible debentures (note 12)	77,000	77,000
Contingent acquisition consideration	12,088	962
Other liabilities	20,277	26,644
Deferred income tax (note 16)	33,175	40,052
	344,031	358,305
Non-controlling interests (note 13)	174,358	164,168

Shareholders' equity
Preferred shares (note 14)	144,307	144,307
Common shares (note 14)	106,473	90,994
Contributed surplus	26,782	26,028
Deficit	(110,553)	(114,016)
Accumulated other comprehensive earnings	32,239	18,721
	199,248	166,034
	$1,129,541	$1,009,530

Commitments and contingencies (notes 14 and 21)

The accompanying notes are an integral part of these financial statements.

On behalf of the Board of Directors,
/s/Bernard I. Ghert /s/Jay S. Hennick
Director Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)
						Receivables
	Preferred shares		Common shares			pursuant		Accumulated
	Issued and		Issued and			to share		other	Total
	outstanding		outstanding		Contributed	purchase		comprehensive	shareholders'
	shares	Amount	shares	Amount	surplus	plan	Deficit	earnings	equity

Balance, March 31, 2008	5,979,074	$149,477	30,112,587	$88,919	$13,135	$(765)	$(129,156)	$9,943	$131,553
Comprehensive earnings:
Net earnings	-	-	-	-	-	-	74,867	-	74,867
Foreign currency
translation adjustments	-	-	-	-	-	-	-	(11,222)	(11,222)
Less: amount attributable
to NCI	-	-	-	-	-	-	-	2,273	2,273
Re-class to earnings of
unrealized loss on available
for sale equity securities,
net of income tax of $20	-	-	-	-	-	-	-	89	89
Comprehensive earnings									66,007
NCI share of earnings	-	-	-	-	-	-	(12,831)	-	(12,831)
NCI redemption increment	-	-	-	-	-	-	25,161	-	25,161
Subsidiaries’ equity transactions	-	-	-	-	11,268	-	-	-	11,268

Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,723	-	-	-	1,723
Stock options exercised	-	-	157,245	1,388	(603)	-	-	-	785
Tax benefit on options
exercised	-	-	-	-	376	-	-	-	376
Issued for purchase of NCI	-	-	23,952	263	-	-	-	-	263
Purchased for cancellation	-	-	(960,300)	(3,657)	-	-	(11,123)	-	(14,780)
Cash payments received	-	-	-		-	765	-	-	765
Preferred Shares:
Purchased for cancellation	(206,800)	(5,170)	-	-	-	-	1,781	-	(3,389)
Dividends (note 14)	-	-	-	-	-	-	(7,760)	-	(7,760)

Balance, December 31, 2008	5,772,274	144,307	29,333,484	86,913	25,899	-	(59,061)	1,083	199,141
Comprehensive earnings:
Net loss	-	-	-	-	-	-	(7,855)	-	(7,855)
Foreign currency
translation adjustments	-	-	-	-	-	-	-	18,339	18,339
Less: amount attributable
to NCI	-	-	-	-	-	-	-	(701)	(701)
Comprehensive earnings									9,783
NCI share of earnings	-	-	-	-	-	-	(4,397)	-	(4,397)
NCI redemption increment	-	-	-	-	-	-	(32,602)	-	(32,602)
Subsidiaries’ equity transactions	-	-	-	-	(773)	-	-	-	(773)

Subordinate Voting Shares:
Stock option expense	-	-	-	-	1,833	-	-	-	1,833
Stock options exercised	-	-	246,755	3,645	(1,119)	-	-	-	2,526
Tax benefit on options
exercised	-	-	-	-	188	-	-	-	188
Issued for purchase of NCI	-	-	44,671	436	-	-	-	-	436
Preferred Shares:
Dividends (note 14)	-	-	-	-	-	-	(10,101)	-	(10,101)
Balance, December 31, 2009	5,772,274	$144,307	29,624,910	$90,994	$26,028	$-	$(114,016)	$18,721	$166,034

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Preferred shares		Common shares				Accumulated
	Issued and		Issued and				other	Total
	outstanding		outstanding		Contributed		comprehensive	shareholders'
	shares	Amount	shares	Amount	surplus	Deficit	earnings	equity

Balance, December 31, 2009	5,772,274	$144,307	29,624,910	$90,994	$26,028	$(114,016)	$18,721	$166,034
Comprehensive earnings:
Net earnings	-	-	-	-	-	47,900	-	47,900
Foreign currency
translation adjustments	-	-	-	-	-	-	14,360	14,360
Less: amount attributable
to NCI	-	-	-	-	-	-	(842)	(842)
Comprehensive earnings								61,418
NCI share of earnings	-	-	-	-	-	(15,420)	-	(15,420)
NCI redemption increment	-	-	-	-	-	(18,916)	-	(18,916)
Subsidiaries’ equity transactions	-	-	-	-	(31)	-	-	(31)

Subordinate Voting Shares:
Stock option expense	-	-	-	-	2,575	-	-	2,575
Stock options exercised	-	-	311,950	6,404	(1,853)	-	-	4,551
Tax benefit on options
exercised	-	-	-	-	63	-	-	63
Issued for purchase of NCI	-	-	381,414	9,075	-	-	-	9,075
Preferred Shares:
Dividends (note 14)	-	-	-	-	-	(10,101)	-	(10,101)
Balance, December 31, 2010	5,772,274	$144,307	30,318,274	$106,473	$26,782	$(110,553)	$32,239	$199,248

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)

	Year ended	Year ended	Nine months ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Cash provided by (used in)

Operating activities
Net earnings (loss)	$47,900	$(7,855)	$74,867
Net loss (earnings) from discontinued operations	-	576	(48,840)

Items not affecting cash:
Depreciation and amortization	47,886	46,383	31,746
Goodwill impairment charge	-	29,583	-
Deferred income tax	(7,440)	(3,178)	10,125
Loss (earnings) from equity method investments	4,046	(1,548)	(1,268)
Stock option expense	2,761	2,649	1,620
Impairment loss on available-for-sale securities	-	-	14,680
Other	(3,927)	1,635	2,090
Incremental tax benefit on stock options exercised	(63)	(188)	(5,184)

Changes in non-cash working capital:
Accounts receivable	(39,078)	(38,301)	16,584
Inventories	299	1,114	(61)
Prepaid expenses and other current assets	1,348	(2,614)	1,397
Accounts payable	4,603	3,383	13,144
Accrued liabilities	66,184	49,063	(55,268)
Income tax payable	(3,331)	3,271	1,858
Unearned revenues	764	(6,203)	(917)
Other liabilities	(6,901)	5,527	11,622
Discontinued operations	-	(2,248)	(1,815)
Net cash provided by operating activities	115,051	81,049	66,380

Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(34,710)	(16,831)	(36,494)
Investment in equity securities (note 8)	-	(13,955)	-
Purchases of fixed assets	(32,460)	(24,234)	(14,719)
Changes in restricted cash	702	5,201	(1,381)
Other investing activities	343	2,925	(2,679)
Discontinued operations	-	1,343	153,682
Net cash (used in) provided by investing activities	(66,125)	(45,551)	98,409

Financing activities
Increase in long-term debt	86,540	110,162	89,238
Repayment of long-term debt	(84,793)	(143,965)	(180,033)
Issuance of convertible debentures	-	77,000	-
Financing fees paid	(128)	(3,801)	-
Purchases of non-controlling interests	(39,058)	(42,602)	(38,463)
Sale of interests in subsidiaries to non-controlling interests	848	356	168
Contingent acquisition consideration paid	(318)	-	-
Proceeds received on exercise of stock options	4,551	2,526	785
Incremental tax benefit on stock options exercised	63	188	5,184
Dividends paid to preferred shareholders	(10,101)	(10,101)	(7,760)
Distributions paid to non-controlling interests	(8,654)	(13,293)	(11,379)
Repurchases of Subordinate Voting Shares	-	-	(14,780)
Repurchases of Preferred Shares	-	-	(3,389)
Collection of receivables pursuant to share purchase plan	-	-	765
Net cash used in financing activities	(51,050)	(23,530)	(159,664)

Effect of exchange rate changes on cash	2,705	7,761	(5,742)

Increase (decrease) in cash and cash equivalents	581	19,729	(617)

Cash and cash equivalents, beginning of period	99,778	79,642	75,371
Amounts held by discontinued operations, beginning of period	-	407	5,295
	99,778	80,049	80,666

Cash and cash equivalents, end of period	100,359	99,778	79,642
Amounts held by discontinued operations, end of period	-	-	407
	$100,359	$99,778	$80,049

The accompanying notes are an integral part of these financial statements.

FIRSTSERVICE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except per share amounts)

1.           Description of the business

FirstService Corporation (the “Company”) is a provider of real estate-related services to the commercial, institutional and residential markets in North America and various countries around the world.  The Company’s operations are conducted in three segments: Commercial Real Estate (“CRE”) Services, Residential Property Management and Property Services.  The Company operates as Colliers International within CRE; FirstService Residential Management, American Pool Enterprises and various regional brands within Residential Property Management; and Field Asset Services and several franchise brands within Property Services.  The Company sold its Integrated Security Services business in July 2008 and reported this segment in discontinued operations.

In May 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year-end from March 31 to December 31.  Accordingly, comparative prior period results include the financial statements for the nine-month period ended December 31, 2008.  See note 24 for unaudited transition period comparative results for the twelve month period ended December 31, 2008.

2.           Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates are related to the determination of fair values of assets acquired and liabilities assumed in business combinations, impairment testing of the carrying values of goodwill and intangible assets, valuation of contingent consideration related to acquisitions, recoverability of deferred income tax assets and the collectability of accounts receivable. Actual results could be materially different from these estimates.

Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary.  Where the Company does not have a controlling interest but has the intent and ability to exert significant influence, the equity method is used.  Inter-company transactions and accounts are eliminated on consolidation.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new consolidation guidance for variable interest entities (Accounting Standards Update (“ASU”) 2009-17). The new guidance amended the consolidation guidance for variable interest entities, in particular: (i) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; (ii) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and (iii) to require enhanced disclosures that will provide more transparent information about involvement in a variable interest entity, if any.  This standard was effective as of January 1, 2010 and upon adoption did not have a material effect on the Company’s financial position or results of operations.

Cash and cash equivalents
Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Restricted cash
Restricted cash consists of cash and cash equivalents over which the Company has legal ownership but is restricted as to its availability or intended use, including funds held on behalf of clients and franchisees.

Inventories
Inventories are carried at the lower of cost and market.  Cost is determined using the weighted average method.

Fixed assets
Fixed assets are carried at cost less accumulated depreciation.  The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred.  Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable.  An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group.  Fixed assets are depreciated over their estimated useful lives as follows:

Buildings                                                    20 to 40 years straight-line
Vehicles                                                      3 to 5 years straight-line
Furniture and equipment                         3 to 10 years straight-line
Computer equipment and software        3 to 5 years straight-line
Leasehold improvements                         term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities under the caption “other assets”.  Investments in available-for-sale marketable equity securities are carried at fair value with unrealized gains and losses included in other comprehensive earnings on an after-tax basis.  Investments in other equity securities are accounted for using the equity method or cost method, as applicable.  Realized gains or losses and equity earnings or losses are recorded in other income (expense).  Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds fair value, the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and prospects for the issuer.  Other-than-temporary impairment losses on equity securities are recorded in current period earnings.

Financial instruments and derivatives
Derivative financial instruments are recorded on the consolidated balance sheets as assets or liabilities and carried at fair value.  From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long term debt.  Hedge accounting has been applied and the swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in earnings.  The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings.  If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method.

Fair value
The Company uses the fair value measurements framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis.  The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.  The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

In January 2010, the FASB issued new guidance on improving disclosures about fair value measurements (ASU 2010-06). The new guidance requires new disclosures on (i) transfers in and out of Level 1 and Level 2 fair value measurements and (ii) activity in Level 3 measurements and also clarifies existing disclosures requirements on (a) the level of asset and liability disaggregation as well as (b) fair value measurement inputs and valuation techniques for both recurring and non-recurring fair value measurements.

Financing fees
Financing fees related to the revolving credit facility, Senior Notes and Convertible Debentures are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired.  Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships                          straight-line over 4 to 20 years
Franchise rights                                                      by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names:
Indefinite life                                           not amortized
Finite life                                                  straight-line over 15 to 35 years
Management contracts and other                       straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog                                                 as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition.  If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized.  Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.  Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit.  The Company has eight reporting units determined with reference to business segment, customer type, service delivery model and geography.  The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.  Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value. Impairment of indefinite life intangible assets is tested by comparing the carrying amount to fair value on an individual intangible asset basis.

Convertible debentures
The Company issued Convertible Debentures in November 2009 (see note 12).  The Convertible Debentures are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature.  Interest on the Convertible Debentures is recorded as interest expense.  The earnings per share impact of the Convertible Debentures is calculated using the “if-converted” method, if dilutive, where coupon interest expense, net of tax, is added to the numerator and the number of potentially issuable common shares is added to the denominator.

Non-controlling interests
On January 1, 2009, the Company adopted new accounting standards for non-controlling interests (“NCI”). Except for earnings per share calculations, all presentation and disclosure requirements were adopted retrospectively, and as a result the Company recorded an increase to NCI of $105,694 and a corresponding decrease to shareholders’ equity as of April 1, 2007.  As a result of retrospective adoption, all periods presented were restated for the effect of the adoption of this standard, however consistent with the transition provisions the Company presented the effect of the adoption of these standards on earnings per share prospectively, effective January 1, 2009.

The NCI are considered to be redeemable securities and accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.   This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues
(a) Real estate brokerage operations
Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist.  In most cases, close of escrow or transfer of title is a future contingency, and accordingly revenue recognition is deferred until this contingency is satisfied.

Commission revenues from real estate leasing are recognized once obligations under the commission arrangement are satisfied.  Terms and conditions of a commission arrangement include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy.  In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion, contingent on occupancy, is deferred until all contingencies are satisfied.

(b) Franchisor operations
The Company operates several franchise systems within its Property Services segment.  Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied.  Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees.  Revenues from administrative and other support services, as applicable, are recognized as the services are provided.

(c) Service operations other than real estate brokerage and franchisor operations
Revenues are recognized at the time the service is rendered.  Certain services including but not limited to real estate project management and appraisal projects in process, are recognized on the percentage of completion method, in the ratio of actual costs to total estimated contract costs.  In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent.  Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation
For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award.  The related stock option compensation expense is allocated using the graded attribution method.  For liability classified awards, the fair value of the award is measured each period it is outstanding and changes in fair value are recorded as compensation expense.

Notional value appreciation plans
Under these plans, subsidiary employees are compensated if the notional value of the subsidiary increases.  Awards under these plans generally have a term of up to ten years and a vesting period of five years.  The increase in notional value is calculated with reference to growth in earnings relative to a fixed threshold amount plus or minus changes in indebtedness relative to a fixed opening amount.  The calculation is designed to motivate and reward employees to grow earnings and repay indebtedness and is not measured by or linked to the growth in value of the subsidiary’s stock.  If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value.  The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued liabilities.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity.  For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar.  The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings.  Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax
Income tax has been provided using the liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns.  Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs.  A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken in a tax return by recording a liability for unrecognized tax benefits on its balance sheet.  Uncertainties are quantified by applying a prescribed recognition threshold and measurement attribute.

Income tax is not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Business combinations
The Company adopted a new accounting standard for business combinations on January 1, 2009.  The new standard prospectively changed the manner in which business acquisitions are accounted for.  The following are key requirements for acquisitions completed under the standard: (i) transaction costs are expensed; (ii) unless it contains an element of compensation, contingent consideration is recognized at fair value at the acquisition date; and (iii) the fair value of contingent consideration is re-measured each period.  This standard is not applicable to acquisitions where control is not obtained.

The Company typically structures its business acquisitions to include contingent consideration.  Certain vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition.  The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period.  If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

The fair value of the contingent consideration is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings.  However, if the contingent consideration includes an element of compensation to the vendors (e.g. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

Re-classification of prior period amounts
Certain prior period amounts have been re-classified to conform to the current year’s presentation.

3.           Acquisitions

Year ended December 31, 2010 acquisitions:
The Company completed ten individually insignificant acquisitions, five in the CRE segment and five in the Residential Property Management segment.  In Residential Property Management, the acquired firms operate in New York City, Nevada, Houston, Calgary and Vancouver.  Four of the CRE businesses operate in the US Midwest and one in the Netherlands.  Several of these acquisitions expand the Company’s geographic presence to new markets.

Details of these acquisitions are as follows:

Aggregate
Acquisitions

Current assets	$10,308
Long term assets	2,707
Current liabilities	(10,582)
Long-term liabilities	(7,430)
Non controlling interests	(30,146)
(35,143)

Note consideration	$475
Cash consideration	$31,928
Acquisition date fair value of contingent consideration	$11,672

Acquired intangible assets	46,751
Goodwill	32,467

The fair value of the non-controlling interests was determined using an income approach with reference to a discounted fair cash flow model using the same assumptions implied in determining the purchase consideration.  Acquisition-related transaction costs of $1,158 were recorded as expense under the caption “acquisition-related items”.

Included in long-term liabilities is a $375 obligation relating to a defined benefit pension plan for the acquisition of a Netherlands-based commercial real estate firm completed on November 15, 2010.   The estimated fair value of the plan assets and the projected benefit obligation was approximately $10,075 and $10,450, respectively.  The plan assets comprise an insurance contract.   The assumptions used in determining the estimated projected benefit obligation include a discount rate of 4.8% and salary growth of 2%.

Year ended December 31, 2009 acquisitions:
The Company completed three individually insignificant acquisitions in the Residential Property Management and Property Services operating segments during the year ended December 31, 2009.  Details of these acquisitions are as follows:

Aggregate
Acquisitions

Current assets	$253
Long term assets	357
Current liabilities	(543)
Long-term liabilities	(472)
Non controlling interests	(318)
(723)

Note consideration	$420
Cash consideration	$4,467
Acquisition date fair value of contingent consideration	$949

Acquired intangible assets	3,448
Goodwill	3,111

The fair value of the non-controlling interest was determined using an income approach with reference to a discounted fair cash flow model using the same assumptions implied in determining the purchase consideration.

Nine months ended December 31, 2008 acquisitions:
The Company completed six individually insignificant acquisitions across its three operating segments during the nine-month period ended December 31, 2008.  The Company acquired non-controlling interests from shareholders in all operating segments.

Details of these acquisitions are as follows:

		Purchases of
		non-controlling
	Aggregate	shareholders'
	Acquisitions	interests

Current assets	$7,897	$-
Long term assets	286	619
Current liabilities	(3,919)	-
Long-term liabilities	(1,901)	(5,447)
Non controlling interests	(2,472)	8,398
	(109)	3,570

Subordinate voting share consideration	$-	$263
Cash consideration	$31,760	$38,463

Acquired intangible assets	13,652	17,149
Goodwill	18,217	18,007

The purchase prices of acquisitions resulted in the recognition of goodwill.  The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects.  For acquisitions completed during the year ended December 31, 2010, goodwill in the amount of $15,067 is deductible for income tax purposes (year ended December 31, 2009 - $1,929; nine-month period ended December 31, 2008 - $9,575).

For acquisitions made after December 31, 2008, unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period.  The fair value recorded on the consolidated balance sheet as at December 31, 2010 was $13,312 (see note 20).  The estimated range of outcomes (undiscounted) for these contingent consideration arrangements is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and range from $15,300 to a maximum of $18,000.  The compensation element is recorded on a straight line basis over the contingency period and, as at December 31, 2010 totaled $1,532, and was recorded in “Other liabilities” on the balance sheet.  The estimated range of outcomes related to the compensation element is $9,400 to a maximum of $11,100.  These contingencies will expire during the period extending to December 2013.  During the year ended December 31, 2010, $318 was paid with reference to such contingent consideration (2009 - nil).

The contingent consideration on acquisitions completed before January 1, 2009 is recorded when the contingencies are resolved and the consideration is paid or becomes payable, at which time the Company records the fair value of the consideration paid or payable as additional costs of the acquired businesses.  The total contingent consideration recognized for the year ended December 31, 2010 was $350 (year ended December 31, 2009 - $10,513; nine months ended December 31, 2008 - $10,242).  Contingent consideration paid during the year ended December 31, 2010 was $2,782 (year ended December 31, 2009 - $12,364; nine months ended December 31, 2008 - $4,734) and the amount payable as at December 31, 2010 was nil (December 31, 2009- $2,432).  As at December 31, 2010, there was contingent consideration outstanding of up to a maximum of $8,400 (December 31, 2009 - $23,400) in respect of pre-January 1, 2009 acquisitions.  The contingencies will expire during the period extending to September 2011.

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates.  The consideration for the acquisitions during the year ended December 31, 2010 was financed from borrowings on the Company’s revolving credit facility and cash on hand.

Following are the Company’s unaudited consolidated pro forma results assuming the acquisitions occurred on the first day of the period of acquisition.  The period immediately prior to the period of acquisition also includes the pro forma results of the acquisitions.

	Year ended	Year ended
(Unaudited)	December 31,	December 31,
	2010	2009

Pro forma revenues	$2,046,173	$1,811,483
Pro forma net earnings from continuing operations	50,852	(2,669)

Pro forma net earnings per common share from continuing operations
Basic	0.18	(1.69)
Diluted	0.18	(1.69)

These unaudited consolidated pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of results of operations that would have actually resulted had the combinations been in effect at the beginning of each period or of future results of operations.

4.           Dispositions

In July 2008, the Company completed the sale of the businesses comprising its Integrated Security Services (“ISS”) segment.  As a condition to closing, the Company was required to acquire the non-controlling interests of its non-wholly owned ISS subsidiaries.  The Company received aggregate cash consideration of $162,385 ($155,031 net of cash sold).  The pre-tax gain on the disposal was $80,497, before current income taxes of $10,788, resulting in a net gain of $69,709.  The net gain on disposal included the realization of a gain of $6,792 related to cumulative foreign currency translation.  The ISS segment has been reported as discontinued operations for all periods presented.   Included in discontinued operations for the year ended December 31, 2009 was an after-tax gain of $791 on the final settlement of ISS working capital.

In December 2008, the Company decided to sell its Chicago-based US mortgage brokerage and servicing operation (“USMB”) due to adverse credit market conditions.  USMB was previously reported within the Commercial Real Estate Services segment.  The Company wrote the net assets of USMB down to fair value less cost to sell as of December 31, 2008, with a loss in the amount of $11,021, which included a deferred income tax valuation allowance of $1,501.  In May 2009, the Company completed the sale of USMB and received aggregate consideration of $2,000.  The after-tax loss on the disposal for 2009 was $367 (net of income taxes of nil).  USMB has been reported as discontinued operations for all periods presented.

In January 2008, the Company decided to exit its Canadian commercial mortgage securitization operation (“CCMS”) due to adverse credit market conditions.  CCMS was previously reported within the Commercial Real Estate Services segment.  The exit was complete as of March 31, 2008 except for the disposal of the remaining mortgage loans receivable.  The last remaining mortgage assets were disposed of in 2009.  This operation has been reported as discontinued operations for all periods presented.

		Nine months
	Year ended	ended
Operating results	December 31,	December 31,
	2009	2008

Revenues
ISS	$-	$47,158
USMB	4,438	8,840
CCMS	623	(6,407)
	5,061	49,591

Operating loss before income taxes
ISS	$-	$1,683
USMB	(831)	(7,141)
CCMS	580	(5,852)
	(251)	(11,310)
Provision for (recovery of) income taxes	749	(1,462)
Net operating loss from discontinued operations	(1,000)	(9,848)
Net gain on disposal of ISS (after tax)	791	69,709
Net loss on disposal of USMB (after tax)	(367)	(11,021)
Net (loss) earnings from discontinued operations	(576)	48,840

Net (loss) earnings per common share from
discontinued operations
Basic	$(0.02)	$1.71
Diluted	(0.02)	1.70

5.	Acquisition-related items

	Acquisition-related expense (income) is comprised of the following:

				Nine months
		Year ended	Year ended	ended
		December 31,	December 31,	December 31,
		2010	2009	2008

	Settlement of acquisition-related liability	$(4,496)	$-	$-
	Contingent consideration compensation expense	1,532	-	-
	Contingent consideration fair value adjustments	935	-	-
	Transaction costs	1,158	-	-
		$(871)	$-	$-

The settlement of the acquisition-related liability was related to a potential sales tax liability of an acquired entity over which the statute of limitations lapsed during the year ended December 31, 2010.

6.	Other expense (income)

				Nine months
		Year ended	Year ended	ended
		December 31,	December 31,	December 31,
		2010	2009	2008

	Loss (earnings) from equity method investments	$4,046	$(1,548)	$(1,268)
	Integrated Security division divestiture bonus	-	-	5,715
	Earnings from available-for-sale securities	-	-	(207)
	Other	(1,039)	(76)	(947)
		$3,007	$(1,624)	$3,293

During the nine-month period ended December 31 2008, the Company’s available-for-sale securities, which consisted of an investment in Resolve Business Outsourcing Income Fund, were determined to be other-than-temporarily impaired and a non-cash charge of $14,680 was recorded in the statement of earnings.  During the year ended December 31, 2009, these securities were sold and a gain of $4,488 was realized.

7.	Components of working capital accounts

		December 31,	December 31,
		2010	2009

	Inventories
	Work-in-progress	$2,860	$3,367
	Finished goods	2,079	2,264
	Supplies and other	4,201	3,827

		$9,140	$9,458

	Accrued liabilities
	Accrued payroll, commission and benefits	$193,823	$141,248
	Accrued interest	2,160	2,851
	Customer advances	3,178	3,566
	Contingent acquisition consideration	1,224	2,432
	Other	73,509	57,783
		$273,894	$207,880

8.	Other assets

		December 31,	December 31,
		2010	2009

	Equity method investments	$13,222	$19,034
	Financing fees, net of accumulated amortization of
	$5,308 (December 31, 2009 - $3,936)	3,824	4,710
	Other	2,306	4,314
		$19,352	$28,058

The Company holds 29.6% of the shares of Colliers International UK plc, a publicly traded commercial real estate business in the United Kingdom which it acquired in October 2009 at a cost of $13,955.  The shares are accounted for under the equity method.  As at December 31, 2010, the carrying value of the shares was $8,993 and the market value of the investment was $12,677 (see note 20).

9.	Fixed assets

	December 31, 2010		Accumulated
		Cost	depreciation	Net

	Land	$3,070	$-	$3,070
	Building	13,790	3,984	9,806
	Vehicles	24,586	18,021	6,565
	Furniture and equipment	59,806	38,668	21,138
	Computer equipment and software	83,487	51,743	31,744
	Leasehold improvements	38,261	24,450	13,811
		$223,000	$136,866	$86,134

	December 31, 2009		Accumulated
		Cost	depreciation	Net

	Land	$3,070	$-	$3,070
	Building	13,114	3,197	9,917
	Vehicles	22,817	16,112	6,705
	Furniture and equipment	53,005	32,264	20,741
	Computer equipment and software	62,619	37,186	25,433
	Leasehold improvements	29,208	19,135	10,073
		$183,833	$107,894	$75,939

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $6,984 (December 31, 2009 - $11,182) and net book value of $3,240 (December 31, 2009 - $4,364).

10.	Intangible assets

	December 31, 2010	Gross
		carrying	Accumulated
		amount	amortization	Net

	Customer lists and relationships	$148,408	$41,321	$107,087
	Franchise rights	37,899	10,995	26,904
	Trademarks and trade names:
	Indefinite life	20,758	-	20,758
	Finite life	38,857	8,828	30,029
	Management contracts and other	17,541	9,509	8,032
	Brokerage backlog	3,981	3,597	384
		$267,444	$74,250	$193,194

		Gross
	December 31, 2009	carrying	Accumulated
		amount	amortization	Net

	Customer lists and relationships	$115,139	$34,740	$80,399
	Franchise rights	38,887	11,313	27,574
	Trademarks and trade names:
	Indefinite life	20,907	-	20,907
	Finite life	36,526	6,108	30,418
	Management contracts and other	12,179	6,943	5,236
	Brokerage backlog	1,207	1,149	58
		$224,845	$60,253	$164,592

During the year ended December 31, 2010, the Company acquired the following intangible assets:

		Estimated
		weighted
		average
		amortization
	Amount	period (years)

Customer lists and relationships	$41,919	10.7
Franchise rights	140	24.9
Trademarks and trade names	2,639	12.1
Management contracts	837	5.4
Brokerage backlog	1,749	0.7
Other	556	4.4
	47,840	10.3

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2011	$18,102
2012	16,906
2013	15,760
2014	13,944
2015	13,510

11.	Goodwill

		Commercial	Residential
		Real Estate	Property	Property
		Services	Management	Services	Consolidated

	Balance, December 31, 2008	$148,688	$122,320	$77,889	$348,897
	Adjustments to goodwill resulting from
	adjustments to purchase price allocations	(516)	253	-	(263)
	Goodwill arising from contingent acquisition
	consideration	-	2,593	7,920	10,513
	Goodwill acquired during the period	-	2,853	258	3,111
	Goodwill impairment loss	(29,583)	-	-	(29,583)
	Foreign exchange	6,913	52	587	7,552
	Balance, December 31, 2009	125,502	128,071	86,654	340,227
	Goodwill arising from contingent acquisition
	consideration	-	626	-	626
	Goodwill acquired during the period	18,776	13,691	-	32,467
	Other items	-	(1,723)	(757)	(2,480)
	Foreign exchange	8,540	227	250	9,017
	Balance, December 31, 2010	152,818	140,892	86,147	379,857
	Goodwill	182,401	140,892	86,147	409,440
	Accumulated impairment loss	(29,583)	-	-	(29,583)
		$152,818	$140,892	$86,147	$379,857

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired.  Based on the August 1, 2010 annual test, no goodwill impairments were identified.

In 2009, the Company was required to perform goodwill impairment tests due to a continuing deterioration of economic conditions negatively impacting the performance of the Commercial Real Estate segment. The Company determined that there were impairments in the North America and Central Europe & Latin America reporting units within the segment driven by adverse economic conditions and sharply reduced brokerage activity. The fair values of the reporting units were determined using discounted cash flow models, which fell within Level 3 of the fair value hierarchy and were based on management’s forecast and current economic trends.  The amount of the impairment loss related to the two reporting units was $29,583 (net of income tax of nil).

12.	Long-term debt and convertible debentures

		December 31,	December 31,
		2010	2009

	Revolving credit facility	$68,600	$47,000
	8.06% Senior Notes	14,284	28,570
	6.40% Senior Notes	50,000	50,000
	5.44% Senior Notes	100,000	100,000
	Unamortized gain on settlement of interest rate swaps	563	-
	Adjustment to senior notes resulting from interest rate swap	(377)	(1,307)
	Capital leases bearing interest ranging from 2% to 16%,
	maturing at various dates through 2013	2,530	3,821
	Other long-term debt bearing interest at 2% to 10%, maturing
	at various dates up to and beyond 2015	5,140	7,910
		240,740	235,994
	Less: current portion	39,249	22,347
	Long-term debt - non-current	$201,491	$213,647
	Convertible debentures	77,000	77,000
		$278,491	$290,647

On September 6, 2007, the Company entered into an amended and restated credit agreement with a syndicate of banks to provide a $225,000 committed revolving credit facility with a five-year term.  The amended revolving credit facility bears interest at 0.75% to 1.30% over floating reference rates, depending on certain leverage ratios determined quarterly.  The weighted average interest rate for 2010 was 1.1%.  The revolving credit facility had $120,389 of available un-drawn credit as at December 31, 2010 ($142,728 was un-drawn at December 31, 2009).  As of December 31, 2010, letters of credit in the amount of $13,511 were outstanding ($12,772 as at December 31, 2009).  The revolving credit facility requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios, and also includes an uncommitted accordion provision providing an additional $50,000 of borrowing capacity under certain circumstances.

The Company has outstanding $14,284 of 8.06% fixed-rate Senior Notes (the “8.06% Notes”) (December 31, 2009 - $28,570).  The 8.06% Notes have a final maturity of June 29, 2011.  The Company also has outstanding $50,000 of 6.40% fixed-rate Senior Notes (the “6.40% Notes”).  The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments commencing on September 30, 2012.  The Company also has outstanding $100,000 of 5.44% fixed-rate Senior Notes (the “5.44% Notes”).  The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments beginning on April 1, 2011.

The Company has indemnified the holders of the 8.06% Notes, 6.40% Notes and 5.44% Notes (collectively, the “Notes”) from all withholding tax that is or may become applicable to any payments made by the Company on the Notes.  The Company believes this exposure is not material as of December 31, 2010.

The revolving credit facility and the Notes rank equally in terms of seniority.  The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the Company’s shares of its subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by non-controlling interests.  The Convertible Debentures are subordinate to the revolving credit facility and the Notes and are unsecured.

The covenants of the revolving credit facility and the Notes agreements require the Company to maintain certain ratios including leverage, fixed charge coverage, interest coverage and net worth.  The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The Company has issued and outstanding $77,000 principal amount of 6.50% Convertible Unsecured Subordinate Debentures (“Convertible Debentures”) with a maturity date of December 31, 2014.  At the holder’s option, the Convertible Debentures may be converted at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 35.7143 common shares per $1,000 principal amount of Convertible Debentures (which represents an initial conversion price of $28.00 per share).  The Company may also, at its option, redeem the Convertible Debentures at any time on or after December 31, 2012.  Subject to specified conditions, the Company has the right to repay the outstanding principal amount of the Convertible Debentures, on maturity or redemption, through the issuance of Subordinate Voting Shares.  The Company also has the option to satisfy its obligation to pay interest through the issuance and sale of Subordinate Voting Shares.  The Convertible Debentures are unsecured and contain no financial ratio covenants.

The effective interest rate on the Company’s long-term debt and Convertible Debentures for the year ended December 31, 2010 was 5.8% (year ended December 31, 2009 - 4.7%).  The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2011	$39,249
2012	102,441
2013	32,944
2014	109,549
2015	32,536
Thereafter	835

13.           Non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as non-controlling interests (“NCI”).  The NCI are considered to be redeemable securities.  Accordingly, the NCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as NCI at the date of inception of the minority equity position.  This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity.  Changes in the NCI amount are recognized immediately as they occur.  The following table provides a reconciliation of the beginning and ending NCI amounts:

	Year ended	Year ended
	December 31,	December 31,
	2010	2009

Balance, January 1	$164,168	$196,765
NCI share of earnings	15,420	4,397
NCI share of other comprehensive earnings	842	701
NCI redemption increment	18,916	32,602
Distributions paid to NCI	(8,654)	(13,293)
Purchases of interests from NCI, net	(46,480)	(57,322)
NCI recognized on business acquisitions	30,146	318
Balance, December 31	$174,358	$164,168

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries.  These agreements allow the Company to “call” the non-controlling interest at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before extraordinary items, income taxes, interest, depreciation, and amortization.  The agreements also have redemption features which allow the owners of the NCI to “put” their equity to the Company at the same price subject to certain limitations.  The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares.  The redemption amount as of December 31, 2010 was $160,425.  If all put or call options were settled with Subordinate Voting Shares as at December 31, 2010, approximately 5,600,000 such shares would be issued.

14.           Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Preferred Shares		Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2009	5,772,274	$144,307	28,299,216	$90,621	1,325,694	$373	29,624,910	$90,994
Balance, December 31, 2010	5,772,274	$144,307	28,992,580	$106,100	1,325,694	$373	30,318,274	$106,473

In August 2007, the Company issued a stock dividend in the form of 7% Cumulative Preference Shares, Series 1 (the “Preferred Shares”) to holders of Subordinate Voting Shares and Multiple Voting Shares (together the “Common Shares”).  One Preferred Share was issued for every five outstanding Common Shares.  The stock dividend resulted in the issuance of 5,979,074 Preferred Shares, with an aggregate par value of $149,477.  Each Preferred Share has a stated amount of $25.00.  Preferred dividends are payable quarterly on or about the last day of each quarter.

As at December 31, 2010, the Company may redeem each Preferred Share for $25.25 payable in cash, or alternatively the Company may convert each Preferred Share into Subordinate Voting Shares based on a price of $25.25.  The redemption or conversion price is scheduled to decline such that the price will be fixed at $25.00 on and after August 1, 2011.  Holders of the Preferred Shares have no redemption or conversion rights.

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders.  The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets.  The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts.  The agreement provides for the CEO to receive each of the following two payments.  The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$5.675.  The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$11.05.

15.           Stock-based compensation

The Company incurred stock-based compensation expense of $2,761 during the year ended December 31, 2010 ($5,424 for the year ended December 31, 2009; $2,551 for the nine month period ended December 31, 2008).

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO.  Options are granted at the market price for the underlying shares on the date of grant.  Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share.  All Subordinate Voting Shares issued are new shares.  As at December 31, 2010, there were 825,750 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.  Stock option activity for the year ended December 31, 2010, December 31, 2009 and nine month period ended December 31, 2008 was as follows:

			Weighted average
		Weighted	remaining
	Number of	average	contractual life	Aggregate
	options	exercise price	(years)	intrinsic value

Shares issuable under options -
March 31, 2008	1,454,000	$16.94
Granted	349,000	17.10
Exercised	(157,245)	4.76
Forfeited	(65,000)	15.54
Shares issuable under options -
December 31, 2008	1,580,755	$18.24
Granted	321,000	11.85
Exercised	(246,755)	10.11
Shares issuable under options -
December 31, 2009	1,655,000	$18.22
Granted	520,000	19.15
Exercised	(311,950)	14.59
Forfeited	(12,750)	16.23
Shares issuable under options -
December 31, 2010	1,850,300	$19.03	2.54	$21,010
Options exercisable - End of period	818,700	$20.49	1.60	$8,202

As at December 31, 2010, the range of option exercise prices was $11.74 to $35.14 per share.  Also as at December 31, 2010, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $21,010 and 2.6 years, respectively.

The following table summarizes information about option exercises during years ended December 31, 2010 and December 31, 2009, and the nine-month period ended December 31, 2008:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Number of options exercised	311,950	246,755	157,245

Aggregate fair value	$6,741	$4,070	$2,378
Intrinsic value	2,190	1,544	1,593
Amount of cash received	4,551	2,526	785

Tax benefit recognized	$699	$536	$542

As at December 31, 2010, there was $2,610 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 4 years.  During the year ended December 31, 2010, the fair value of options vested was $2,434 (year ended December 31, 2009 - $2,140; nine-month period ended December 31, 2008 - $682).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Risk free rate	1.4%	1.3%	2.2%
Expected life in years	4.75	4.75	4.70
Expected volatility	39.8%	38.8%	30.5%
Dividend yield	0.0%	0.0%	0.0%

Weighted average fair value per option granted	$6.85	$ 4.14	$ 4.53

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term.  The expected life in years represents the estimated period of time until exercise and is based on historical experience.  The expected volatility is based on the historical prices of the Company’s shares over the previous four years.  The dividend yield assumption is based on the Company’s present intention to retain all earnings in respect of the Common Shares.

Subsidiary stock option plans
The Company has stock option plans at its Commercial Real Estate subsidiary entitling the holders to acquire a 14.9% interest in the subsidiary.  Grants under the subsidiary stock option plans are liability classified awards.  The fair value of the liability relating to these awards is calculated each reporting period using the Black-Scholes option pricing model.  The fair value of the liability related to these awards as at December 31, 2010 was nil (2009 – nil) and compensation expense recognized related to the awards in the period ended December 31, 2010 was nil (2009 – nil).

16.           Income tax

Income tax differs from the amounts that would be obtained by applying the statutory rate to the respective year’s earnings before tax. These differences result from the following items:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Income tax expense using combined statutory rate of 31%
(December 31, 2009 - 33%, December 31, 2008 - 34%)	$23,909	$10,489	$19,062
Permanent differences	165	1,146	(1,117)
Goodwill impairment charge	-	9,643	-
Impact of changes in foreign exchange rates	(1,426)	4,718	-
Adjustments to tax liabilities for prior periods	1,499	(2,600)	(2,405)
Effects of changes in enacted tax rates	2,049	(854)	1,495
Changes in liability for unrecognized tax benefits	(5,881)	1,418	2,629
Stock-based compensation	(39)	(37)	(645)
Foreign tax rate differential	(3,829)	(2,795)	(4,498)
Withholding tax	396	517	476
Other taxes	678	453	254
Loss (earnings) from equity method investments	1,348	(321)	-
Non-taxable income	(1,398)	-	-
Losses not recognized - increase in valuation allowance	11,757	17,289	15,627
Provision for income taxes as reported	$29,228	$39,066	$30,878

Earnings before income tax by jurisdiction comprise the following:
			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Canada	$22,446	$30,112	$17,399
United States	32,508	5,680	18,043
Australia	21,698	11,443	4,003
Foreign	476	(15,448)	17,460
Total	$77,128	$31,787	$56,905

The provision for income tax comprises the following:
			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Current
Canada	$4,758	$2,244	$3,554
United States	24,667	32,247	22,496
Australia	6,795	3,365	2,509
Foreign	448	1,795	5,480
	36,668	39,651	34,039

Deferred
Canada	(5,441)	878	(6,553)
United States	29	(576)	4,596
Australia	(1,418)	269	(1,735)
Foreign	(610)	(1,156)	531
	(7,440)	(585)	(3,161)
Total	$29,228	$39,066	$30,878

The significant components of deferred income tax are as follows:

	December 31,	December 31,
	2010	2009

Deferred income tax assets
Loss carry-forwards	$68,074	$52,318
Expenses not currently deductible	12,966	10,706
Stock-based compensation	3,940	3,642
Investments	1,093	158
Allowance for doubtful accounts	4,751	3,825
Inventory and other reserves	615	1,111
	91,439	71,760
Less: Valuation allowance	(55,624)	(43,808)
	35,815	27,952

Deferred income tax liabilities
Depreciation and amortization	33,293	37,142
Unrealized foreign exchange gains	518	2,617
Prepaid and other expenses deducted for tax purposes	189	-
Financing fees	269	293
	34,269	40,052
Net deferred income tax asset (liability)	$1,546	$(12,100)

As at December 31, 2010, the Company had gross Canadian operating loss carry-forward balances of approximately $55,246 (December 31, 2009 - $38,223) prior to a valuation allowance of $1,145 (December 31, 2009 - $1,288).  These amounts are available to reduce future federal and provincial income taxes.

As at December 31, 2010, the Company had gross operating loss carry-forward balances in the United States, primarily in the Commercial Real Estate segment, of approximately $112,115 (December 31, 2009 - $77,973) prior to a valuation allowance of $110,342 (December 31, 2009 - $76,417).  Also in the United States, the Company also had gross capital loss carry-forward balances which amounted to $10,446 (December 31, 2009 - $9,283) as at December 31, 2010 prior to a valuation allowance of $10,446 (December 31, 2009 - $9,283).

Net operating loss carry-forward balances attributable to Canada and the United States expire over the next 20 years.

The Company had gross foreign operating loss carry-forward balances as at December 31, 2010 of approximately $27,901 (December 31, 2009 - $26,919), prior to a valuation allowance of $26,641 (December 31, 2009 - $20,549).

Foreign gross capital loss carry-forward balances in Australia amounted to $9,634 (December 31, 2009 - $8,449) as at December 31, 2010 prior to a valuation allowance of $9,634 (December 31, 2009 - $8,449).

Cumulative unremitted earnings of US and foreign subsidiaries approximated $146,947 as at December 31, 2010 (December 31, 2009 - $99,486).

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

Balance, December 31, 2008	$12,903
Increases based on tax positions related to the current period	1,436
Increases for tax positions of prior periods	922
Decreases for tax positions of prior periods (including lapses in statutes of
limitations)	(871)

Balance, December 31, 2009	14,390
Increases based on tax positions related to the current period	944
Decreases for tax positions of prior periods (including lapses in statutes of
limitations)	(7,614)

Balance, December 31, 2010	$7,720

Of the $7,720 (December 31, 2009 - $14,390) in gross unrecognized tax benefits, $7,720, (December 31, 2009 - $8,713) would affect the Company’s effective tax rate if recognized.  For the year ended December 31, 2010, a recovery of $994 in interest and penalties related to provisions for income tax was recorded in income tax expense (year ended December 31, 2009 - expense of $125; nine-month period ended December 31, 2008 - expense of $554).  As at December 31, 2010, the Company had accrued $398 (December 31, 2009 - $1,392) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $1,320 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company’s significant tax jurisdictions include the United States of America, Canada and Australia.  The number of years with open tax audits varies depending on the tax jurisdictions.  Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for three to four years and income tax returns filed with the U.S. Internal Revenue Service and related states are open for three to five years.  Tax returns in Australia are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above.  Actual settlements may differ from the amounts accrued.  The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

17.           Net earnings (loss) attributable to Company

The following table sets out the net earnings (loss) attributable to the Company’s common shareholders:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008
Amounts attributable to the Company:
Net earnings (loss) from continuing operations	$13,564	$(44,373)	$36,668
Net (loss) earnings from discontinued operations	-	(481)	50,529
Net earnings (loss)	13,564	(44,854)	87,197
Preferred share dividends	10,101	10,101	7,760
Net earnings (loss) attributable to common shareholders	$3,463	$(54,955)	$79,437

18.           Net earnings (loss) per common share

Consistent with the applicable transition provisions, the Company presented the effect of the adoption of the new NCI accounting standards on earnings per common share prospectively, effective January 1, 2009.

Earnings per share calculations cannot be anti-dilutive, therefore diluted shares are not used in the denominator when the numerator is in a loss position.  The following table reconciles the basic and diluted common shares outstanding:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Net earnings (loss) from continuing operations	$47,900	$(7,279)	$11,508
Dilution of net earnings resulting from assumed exercise
of stock options in subsidiaries	-	-	(530)
Preferred share dividends	(10,101)	(10,101)	(7,760)
Net earnings (loss) from continuing operations for diluted
earnings per share calculation purposes	$37,799	$(17,380)	$3,218

Net earnings (loss) available to common shareholders	$3,463	$(54,955)	$54,276
Dilution of net earnings resulting from assumed exercise
of stock options in subsidiaries	-	-	(530)
Net earnings (loss) for diluted earnings per share
calculation purposes	$3,463	$(54,955)	$53,746

The Preferred Shares and Convertible Debentures were anti-dilutive and thus not included in the denominator for diluted earnings per common share calculations. The following table reconciles the denominator used to calculate earnings per common share:

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Shares issued and outstanding at beginning of period	29,624,910	29,333,484	30,112,587
Weighted average number of shares:
Issued during the period	455,708	104,091	63,469
Repurchased during the period	-	-	(592,113)
Weighted average number of shares used in computing
basic earnings per share	30,080,618	29,437,575	29,583,943
Assumed exercise of stock options, net of shares assumed
acquired under the Treasury Stock Method	286,193	78,580	170,739
Number of shares used in computing diluted earnings
per share	30,366,811	29,516,155	29,754,682

19.	Other supplemental information

				Nine months
		Year ended	Year ended	ended
		December 31,	December 31,	December 31,
		2010	2009	2008

	Franchisor operations
	Revenues	$74,308	$76,783	$74,810
	Operating earnings	10,060	9,705	19,034
	Initial franchise fee revenues	4,677	5,662	3,887

	Cash payments made during the period
	Income taxes	$43,809	$33,270	$20,628
	Interest	18,301	13,470	13,907

	Non-cash financing activities
	Increases in capital lease obligations	$1,240	$1,722	$1,403

	Other expenses
	Rent expense	$57,600	$48,957	$35,546

20.           Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable and other receivables.  Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries.

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate hedging contracts from time to time.  The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.  Fluctuations in interest rates affect the fair value of the hedging contracts as their value depends on the prevailing market interest rate.  Hedging contracts are monitored on a monthly basis.

As of December 31, 2010, the Company was party to an interest rate swap agreement to exchange the fixed rate on a portion of its debt to a floating rate.  On the 5.44% Senior Notes, an interest rate swap exchanges the fixed rate on $50,000 of principal for LIBOR (6 month in arrears) + 387 basis points.  The terms of the swap match the term of the 5.44% Senior Notes with a maturity of April 1, 2015.

The interest rate swap is being accounted for as a fair value hedge.  The swap is carried at fair value on the balance sheet, with gains or losses recognized in earnings.  The carrying value of the hedged debt is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized concurrently in earnings.  So long as the hedge is considered highly effective, the net impact on earnings is nil.

The following tables provide fair value information of the hedging instrument and the effect of the hedging instrument during the period:

	December 31, 2010

	Balance sheet	Fair
Derivative designated as hedging instrument	location	Value

	Other liabilities
Interest rate swaps	(non-current)	$377

During 2010, the Company settled two interest rate swap agreements for a cash gain in the amount of $669.  This gain is amortized over the remaining life of the underlying debt which has a final maturity of April 1, 2015.

Fair values of financial instruments
The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2010:

		Fair value measurements at December 31, 2010

	Carrying value at
	December 31, 2010	Level 1	Level 2	Level 3

Interest rate swap liability	$377	$-	$377	$-
Contingent consideration liability	13,312	-	-	13,312

The fair value of the interest rate swap liability was determined using widely accepted valuation techniques.  The inputs to the measurement of the fair value of contingent consideration related to acquisitions made after December 31, 2008 are Level 3 inputs.  The fair value measurements were made using a discounted cash flows approach; significant model inputs were expected future operating cash flows and discount rates.  Changes in the fair value of the contingent consideration liability are comprised of the following:

Contingent acquisition
consideration liability

Balance, December 31, 2009	$962
Amounts recognized on acquisitions	11,672
Fair value adjustments (note 5)	935
Settled for cash	(318)
Foreign exchange	61
Balance, December 31, 2010	$13,312

Less: current portion	$1,224
Non-current portion	$12,088

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated.  The following are estimates of the fair values for other financial instruments:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Other receivables	$8,452	$8,452	$6,269	$6,269
Investment in Colliers International UK plc	8,993	12,677	14,883	14,200
Long-term debt	240,740	258,930	235,994	255,468
Convertible debentures	77,000	95,865	77,000	77,000

Other receivables include notes receivable from minority shareholders and from the sale of former subsidiaries.  The investment in Colliers International UK plc is included under the balance sheet caption “other assets”.

21.	Commitments and contingencies

	(a) Lease commitments
	Minimum operating lease payments are as follows:

	Year ended December 31
	2011	$59,432
	2012	50,211
	2013	41,919
	2014	28,487
	2015	20,355
	Thereafter	59,375

(b)  Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business.  Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company.  The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

22.           Related party transactions

During the year ended December 31, 2010, the Company paid $2,812 (year ended December 31, 2009 - $2,556; nine-month period ended December 31, 2008 - $2,640) in rent to entities controlled by minority shareholders of subsidiaries.  In addition, $16,036 (year ended December 31, 2009 - $525; nine-month period ended December 31, 2008 - $2,249) of service revenues were earned from entities controlled by minority shareholders of subsidiaries and $169 (year ended December 31, 2009 - $1,030; nine-month period ended December 31, 2008 - $1,103) of expenses were paid to entities controlled by minority shareholders of subsidiaries.

As at December 31, 2010, the Company had $6,004 of loans receivable from minority shareholders (December 31, 2009 – $6,159).

23.           Segmented information

Operating segments
The Company has three reportable operating segments. The segments are grouped with reference to the nature of services provided and the types of clients that use those services.  The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization.  CRE provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world.  Residential Property Management provides property management and related property services to residential communities in North America.  Property Services provides franchised and Company-owned property services to customers in North America. Corporate includes the costs of operating the Company’s corporate head office.

Included in total assets of the CRE segment at December 31, 2010 is $12,360 (December 31, 2009 - $17,907) of investments in subsidiaries accounted for under the equity method.  The reportable segment information excludes intersegment transactions.

	Commercial	Residential
Year ended	Real Estate	Property	Property
December 31, 2010	Services	Management	Services	Corporate	Consolidated

Revenues	$861,917	$662,033	$462,141	$180	$1,986,271
Depreciation and amortization	23,362	14,605	9,544	375	47,886
Operating earnings (loss)	14,694	46,670	58,671	(22,503)	97,532
Other expense, net					(3,007)
Interest expense, net					(17,397)
Income taxes					(29,228)

Net earnings					47,900

Total assets	$514,060	$359,247	$217,692	$38,542	$1,129,541
Total additions to long lived
assets	78,068	41,182	6,650	273	126,173

	Commercial	Residential
Year ended	Real Estate	Property	Property
December 31, 2009	Services	Management	Services	Corporate	Consolidated

Revenues	$622,996	$645,251	$434,838	$137	$1,703,222
Depreciation and amortization	25,031	11,561	9,447	344	46,383
Operating (loss) earnings	(61,665)	49,399	62,028	(11,581)	38,181
Other expense, net					6,112
Interest expense, net					(12,506)
Income taxes					(39,066)
Net earnings from continuing
operations					(7,279)
Net earnings from discontinued
operations					(576)
Net earnings					$(7,855)

Total assets	$389,703	$350,025	$204,769	$65,033	$1,009,530
Total additions to long lived
assets	15,281	24,941	13,595	438	54,255

	Commercial	Residential
Nine months ended	Real Estate	Property	Property
December 31, 2008	Services	Management	Services	Corporate	Consolidated

Revenues	$578,192	$475,251	$269,114	$123	$1,322,680
Depreciation and amortization	17,975	7,815	5,695	261	31,746
Operating earnings (loss)	17,442	36,436	36,278	(7,026)	83,130
Other expense, net					(17,973)
Interest expense, net					(8,252)
Income taxes					(30,878)
Net earnings from continuing
operations					26,027
Net earnings from discontinued
operations					48,840
Net earnings					$74,867

Total assets	$404,781	$332,765	$222,485	$9,893	$969,924
Discontinued operations					20,713
Total additions to long lived					990,637
assets	21,501	21,068	7,395	-	49,964

Geographic information
Revenues in each geographic region are reported by customer locations.  Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars and Euros.

			Nine months
	Year ended	Year ended	ended
	December 31,	December 31,	December 31,
	2010	2009	2008

United States
Revenues	$1,406,713	$1,282,129	$852,644
Total long-lived assets	469,465	427,217	444,192

Canada
Revenues	$246,809	$178,587	$210,048
Total long-lived assets	76,502	56,460	70,792

Australia
Revenues	$164,486	$112,369	$97,975
Total long-lived assets	55,291	40,341	30,658

Other
Revenues	$168,263	$130,137	$162,013
Total long-lived assets	57,927	56,740	58,271

Consolidated
Revenues	$1,986,271	$1,703,222	$1,322,680
Total long-lived assets	659,185	580,758	603,913

24.           Transition period comparative data

The following table presents certain financial information for the twelve month periods ended December 31, 2009 and 2008 respectively.

	Twelve months	Twelve months
	ended	ended
	December 31,	December 31,
	2009	2008
		(unaudited)

Revenue	$1,703,222	$1,691,811
Operating earnings	38,181	71,327

Earnings before income taxes	31,787	42,083
Income taxes	39,066	22,246
(Loss) earnings from continuing operations	(7,279)	19,837
(Loss) earnings from discontinued operations net of
income taxes	(576)	45,297

Net (loss) earnings	$(7,855)	$65,134

Net (loss) earnings per common share
Basic	$(1.87)	$1.41
Diluted	(1.87)	1.41

Weighted average common shares outstanding
Basic	29,437,575	29,683,750
Diluted	29,516,155	29,913,500

25.           Impact of recently issued accounting standards

In October 2009, the FASB’s Emerging Issues Task Force issued a consensus on multiple-deliverable revenue arrangements (ASU 2009-13).  This consensus provides amendments to the existing criteria for separating consideration in multiple-deliverable revenue arrangements, and is expected to result in more separation of revenue elements than under existing accounting guidance.  The consensus also requires enhanced disclosures of the nature and terms of an entity’s multiple-deliverable arrangements, significant estimates, timing of delivery or performance and the general timing of revenue recognition.  This consensus is effective for the Company on January 1, 2011.  The Company is in the process of evaluating the impact of its adoption.